UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2022 (April 22, 2022)

MARIZYME, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53223	82-5464863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Heritage Drive, Suite 205, Jupiter, Florida	33458
(Address of principal executive offices)	(Zip Code)

(561) 935-9955
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2022, the Board of Directors (the “Board”) of Marizyme, Inc. (the “Company”) increased the size of the Board from five to six members and appointed Dr. Nilesh Patel to the Board to fill the vacancy created by such increase. The Company and Dr. Patel have not entered into any arrangement regarding the payment of compensation for acting as a director of the Company. Dr. Patel was not, and on the date hereof is not expected to be, appointed to any committee of the Board.

Dr. Patel, age 57, has been a practicing physician with and Chairman of Advanced Cardiovascular Specialists LLC since August 2013. The Board believes that Dr. Patel is qualified to serve as a member of the Board due to his experience as a director, ten years of practice in the medical profession, and as a business owner.

Dr. Patel was appointed until his successor is duly elected and qualified. There are no arrangements or understandings between Dr. Patel and any other persons pursuant to which he was selected as a director. There has been no transaction, nor is there any currently proposed transaction, between Dr. Patel and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Marizyme, Inc. has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2022	MARIZYME, INC.

	By:	/s/ David Barthel
David Barthel
Chief Executive Officer